As filed with the United States Securities and Exchange Commission on August 5, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

EVERTEC, INC.
(Exact name of registrant as specified in its charter)

Puerto Rico	66-0783622
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Cupey Center Building
Road 176, Kilometer 1.3
San Juan, Puerto Rico 00926
(787) 759-9999
 (Address of Principal Executive Offices, including Zip Code)

EVERTEC, Inc. 2022 Incentive Award Plan
(Full title of the plan)
Luis A. Rodríguez
Executive Vice President,
Chief Legal and Administrative Officer,
and Secretary of the Board of Directors
EVERTEC, Inc.
Cupey Center Building
Road 176, Kilometer 1.3
San Juan, Puerto Rico 00926
(787) 759-9999
(Name, address and telephone number, including area code, of agent for service)

With copies to:
Peter Harwich
Latham & Watkins LLP
1271 Avenue of the Americas
New York, New York 10020
(212) 906-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer	Non-accelerated filer	Smaller reporting company	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.        Plan Information.*

Item 2.        Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in this Part I of Form S-8 (plan information and registration information and employee plan annual information) will be sent or given to employees as specified by the Securities and Exchange Commission (the “Commission”) pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Commission either as part of this registration statement (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. EVERTEC, Inc. (the “Company”) will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b), and will include the address and telephone number to which the request is to be directed.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on February 25, 2022;
(b)the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the Commission on April 29, 2022;
(c)the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the Commission on August 5, 2022;
(d)the Company’s Definitive Proxy Statement on Schedule 14A for the Company’s 2022 Annual Meeting of Stockholders filed with the Commission on April 4, 2022;
(e)the Company’s Current Report on Form 8-K, filed with the Commission on February 24, 2022 (Item 1.01, 5.02 and 8.01 only);
(f)the Company’s Current Report on Form 8-K, filed with the Commission on February 24, 2022;
(g)the Company’s Current Report on Form 8-K, filed with the Commission on May 25, 2022;
(h)the Company’s Current Report on Form 8-K, filed with the Commission on July 1, 2022 (Item 1.01 only);
(i)the Company’s Current Report on Form 8-K, filed with the Commission on July 29, 2022 (Item 5.02 only); and
(j)the description of the Company’s shares of Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on April 9, 2013, as updated in the exhibit titled “Description of Registrant’s Securities” filed as Exhibit 4.6 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on February 27, 2020, as well as any additional amendments or reports filed for the purpose of updating such description.

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Company will promptly provide without charge to each person to whom a prospectus is delivered a copy of any or all information that has been incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such information) upon the written or oral request of such person directed to Luis A. Rodríguez at Road 176, Kilometer 1.3, San Juan, Puerto Rico 00926.

Item 4.        Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.        Indemnification of Directors and Officers.

Article 1.02(b)(6) of the Puerto Rico General Corporation Law of 2009, as amended (the “PR-GCL”), provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of the directors or stockholders in cases of monetary claims for damages resulting from the breach of a director’s fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an unlawful stock repurchase or redemption or obtaining an improper personal benefit.

Article 4.08 of the PR-GCL authorizes a Puerto Rico corporation to indemnify any person who is, has been, or is under threat of becoming a party to any action, suit or proceeding (except an action initiated by the corporation or initiated to protect the interests of the corporation) because the person has been or is a director, officer, employee or agent of the corporation, or had been acting or is acting by request of the corporation as a director, officer, employee or agent of another corporation or other entity (a “Covered Person”). Such indemnification may include the expenses incurred in a reasonable manner, including attorneys’ fees, judgments, fines and amounts paid to settle such action, suit or proceeding if the person acted in good faith and in a manner which the person deemed to be reasonable and consistent with the best interests of the corporation and not opposed thereto, and that with respect to any criminal action or proceeding the person did not have reasonable cause to believe that his conduct was unlawful.

Such Article 4.08 also authorizes a Puerto Rico corporation to indemnify any Covered Person who is, has been, or is under threat of becoming a party to any action or suit initiated by the corporation or initiated to protect the interests of the corporation. Such indemnification may include the expenses incurred in a reasonable manner, including attorneys’ fees, with respect to the defense or settlement of such action or suit or proceeding if such person acted in good faith and in a manner he or she deemed to be consistent with the best interests of the corporation and not opposed thereto. Notwithstanding the foregoing, no indemnification may be given with regards to any claim, issue or controversy in which it is determined that the Covered Person is responsible to the corporation, unless, upon request, the court handling the action or proceeding determines that, regardless of the determination of liability and in light of the circumstances of the case, the Covered Person has a right to be indemnified for the expenses that the court deems adequate and to the extent determined by the court.

To the extent that a director, officer, employee or agent of the corporation has prevailed on the merits or otherwise in the defense of any action, suit or proceeding referred to above, or in the defense of any claim, issue or controversy relating thereto, Article 4.08 of the PR-GCL requires the corporation to indemnify such person for reasonable expenses incurred (including attorneys’ fees) by reason of such action, suit or proceeding.

Prior to final resolution of any such action, suit or proceeding, the corporation may advance the expenses incurred by a director or officer in the defense of a civil or criminal action, suit or proceeding after obtaining a commitment from such person that he or she will reimburse such amount if it finally determined that such person is not entitled to indemnification. The expenses incurred by directors, officers and other employees or agents may also be paid in advance pursuant to the terms and conditions which the board of directors deems convenient.

Such rights of indemnification are not exclusive of any other rights to which a Covered Person may be entitled under any by-law, agreement, vote of uninterested stockholders or directors or otherwise. In addition, the indemnification and advance of expenses must continue in effect after the Covered Person has ceased to be a director, officer, employee or agent and in benefit of the Covered Person’s heirs, executors or administrators, unless anything to the contrary is provided when the indemnification or advance is authorized or ratified.

Article 4.08 of the PR-GCL also authorizes a Puerto Rico corporation to purchase insurance in the name of any Covered Person against any liability claimable against such person, or which he or she has incurred in such capacity, or which arises out of his or her status as such, whether or not the corporation has the power to indemnify such person against any such liability.

Article 2.02(n) of the PR-GCL states that every corporation created under the provisions of the PR-GCL shall have the power to reimburse to all directors and officers, former directors and officers or any person who, at the request of the corporation, has provided services as a director or officer of another corporation of which the corporation is a shareholder or creditor, the expenses which necessarily or in fact were incurred with respect to the defense in any action, suit or proceeding in which such persons, or any of them, are included as a party or parties for having been directors or officers, pursuant to and subject to the provisions of Article 4.08 of the PR-GCL described above.

Our amended and restated certificate of incorporation and amended and restated bylaws limit the liability of our directors to the maximum extent permitted by Puerto Rico law. However, if Puerto Rico law is amended to authorize corporate action further limiting or eliminating the personal liability of directors, then, the liability of our directors will be limited or eliminated to the fullest extent permitted by Puerto Rico law, as so amended. The modification or repeal of this provision of our amended and restated certificate of incorporation and amended and restated bylaws by our stockholders or by changes in law will not, unless otherwise required by law, adversely affect any right or protection of a director existing at the time of such modification or repeal with respect to acts or omissions occurring prior to such modification or repeal.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will, from time to time, to the fullest extent permitted by law, indemnify our directors and officers against all liabilities and expenses in any suit or proceeding arising out of their status as an officer or director or their activities in these capacities, if such indemnitee acted in good faith and in a manner such indemnitee deemed to be reasonable and consistent with the best interests of the corporation and not opposed thereto, and with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. We also will indemnify any person who, at our request, while acting as a director or officer of the corporation, is or was serving as an incorporator, resident agent, director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or nonprofit entity, including service with respect to an employee benefit plan.

The right to be indemnified includes the right of an officer or a director to be paid expenses, including attorneys’ fees, in advance of the final disposition of any proceeding, provided that, if required by law, we receive an undertaking from such officer or director to repay such amount if it is determined that he or she is not entitled to be indemnified.

We may, by action of the Company’s board of directors, to the extent permitted by law, provide indemnification and advancement of expenses to our employees and agents within the same scope and effect as the foregoing indemnification of directors and officers.

Neither the amendment nor the repeal of these indemnification provisions by our stockholders or by changes in law, nor the adoption of any provision of our amended and restated certificate of incorporation inconsistent with these indemnification provisions, unless otherwise required by law, will diminish or adversely affect any right or protection existing at the time of such amendment, repeal or adoption with respect to any act or omission occurring prior to such amendment, repeal or adoption.

We have entered into separate indemnification agreements with each of our non-management directors in connection with his or her appointment to the Company’s board of directors. These indemnification agreements will require us to, among other things, indemnify our directors to the fullest extent permitted by law, against liabilities that may arise by reason of their status or service as directors. These indemnification agreements also require us to advance any expenses incurred by the directors as a result of any proceeding against them as to which they could be indemnified, provided that the agreements also require the indemnitees to repay any expenses advanced to them if it is ultimately determined that they are not entitled to indemnification. The agreements require us, if commercially reasonable, to obtain insurance providing such directors with coverage for losses from wrongful acts, or to ensure performance of our indemnification obligations, and to use our best efforts to cause our directors to be covered by any of our insurance policies providing insurance for our directors and officers. A director is not entitled to indemnification by us under such agreements if (i) the director did not act in good faith and in a manner he or she deemed to be reasonable and consistent with, and not opposed to, our best interests or (ii) with respect to any criminal action or proceeding, the director had reasonable cause to believe his or her conduct was unlawful.

Item 7.        Exemption from Registration Claimed.

Not applicable.

Item 8.        Exhibits.

Exhibit Number	Description of Exhibit
4.1	Amended and Restated Certificate of Incorporation of EVERTEC, Inc. (incorporated by reference to Exhibit 3.1 of EVERTEC, Inc.’s Current Report on Form 8-K filed on April 23, 2013, File No. 001-35872).
4.2	Amended and Restated Bylaws of EVERTEC, Inc. (incorporated by reference to Exhibit 3.2 of EVERTEC, Inc.’s Current Report on Form 8-K filed on April 23, 2013, File No. 001-35872).
5.1*	Opinion of O’Neill & Borges LLC.
23.1*	Consent of Deloitte & Touche LLP.
23.2*	Consent of O’Neill & Borges LLC (included in Exhibit 5.1).
24.1*	Powers of Attorney (included on the signature page of this Registration Statement).
99.1*	EVERTEC, Inc. 2022 Incentive Award Plan.
107.1*	Filing Fee Table.

 * Filed herewith.

Item 9.        Undertakings.

(a)    The undersigned Company hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Juan, Puerto Rico, on August 5, 2022.

EVERTEC, INC.

By:	/s/ Luis A. Rodríguez
Luis A. Rodríguez
Executive Vice President, Chief Legal and Administrative Officer, and Secretary of the Board of Directors

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Morgan M. Schuessler, Jr., Joaquín A. Castrillo-Salgado and Luis A. Rodríguez, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Morgan M. Schuessler, Jr.	Chief Executive Officer (Principal Executive Officer)	August 5, 2022
Morgan M. Schuessler, Jr.
/s/ Joaquín A. Castrillo-Salgado	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 5, 2022
Joaquín A. Castrillo-Salgado
/s/ Frank G. D’Angelo	Chairman of the Board	August 5, 2022
Frank G. D’Angelo
/s/ Iván Pagán	Director	August 5, 2022
Iván Pagán
/s/ Alan H. Schumacher	Director	August 5, 2022
Alan H. Schumacher
/s/ Kelly Barrett	Director	August 5, 2022
Kelly Barrett
/s/ Jorge A. Junquera	Director	August 5, 2022
Jorge A. Junquera
/s/ Aldo Polak	Director	August 5, 2022
Aldo Polak
/s/ Olga M. Botero	Director	August 5, 2022
Olga M. Botero
/s/ Brian J. Smith	Director	August 5, 2022
Brian J. Smith